Memorandum to Robert Jenkins
July 7, 1999
Page 2

                                                              EXHIBIT 77Q1(e)

                                  July 7, 1999

BY FACSIMILE


Robert Jenkins
Chief Executive Officer
Foreign & Colonial Management Limited
Exchange House, Primrose Street
London  EC2A 2NY

         Re:      Termination of Sub-Investment Advisory Agreements

Dear Bob:

         As you know, Massachusetts Financial Service Company ("MFS") has contracted with Foreign & Colonial Management Limited ("FCM"), and FCM has contracted with Foreign & Colonial Emerging Markets Limited ("FCEM"), to provide sub-investment advisory services to the MFS Global Growth Fund (the "Retail Fund"), a series of MFS Series Trust VIII, the Global Growth Series (the "MFS/Sun Life Fund"), a series of MFS/Sun Life Series Trust and the Meridian Global Growth Fund (the "Meridian Fund"). These contractual arrangements are set forth in separate Sub-Investment Advisory Agreements between MFS and FCM (the "FCM Agreements"), and in separate Sub-Investment Advisory Agreements between FCM and FCEM (the "FCEM Agreements" and, together with the FCM Agreements, the "Agreements") dated April 1, 1996 for the Retail and Meridian Funds' Agreements, and May 1, 1996 for the MFS/Sun Life Fund Agreements.

              I understand that David Antonelli has informed Jeff Chowdhry of MFS' intention to terminate these Agreements and for MFS to assume management responsibility for any assets being managed by FCM and FCEM. Pursuant to Article 13 of each FCM Agreement for the Retail Fund and the MFS/Sun Life Fund, and
Article 12 of the FCM Agreement for the Meridian Fund, this letter will serve as formal notice that MFS hereby elects to terminate each Agreement effective as of the close of business on August 31, 1999, unless extended by MFS. Pursuant to
Article 11 of each FCEM Agreement for the Retail Fund and the MFS/Sun Life Fund, and Article 10 of the FCEM Agreement for the Meridian Fund, the FCEM Agreements automatically terminate in the event that the FCM Agreements are terminated for any reason.

         We appreciate your assistance in conducting an orderly transfer of these assets by August 31, 1999. If you would like to discuss this further, or if I can be of any assistance, please do not hesitate to contact me at (617) 954-5701.

                                                     Very truly yours,

                                                     JEFFREY L. SHAMES

                                                     Jeffrey L. Shames


cc:      David A. Antonelli
         James R. Bordewick, Jr.
         Robert T. Burns
         Stephen E. Cavan
         James F. DesMarais
         Peter D. Laird
         Mark Rogers